EXHIBIT 23.2




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the inclusion of our report dated February 17, 1995, except for Note 16 which is as of June 13, 1995, with respect to the financial statements of CII Financial, Inc. and its subsidiaries for the year ended December 31, 1994 in the Annual Report on Form 10-K of Sierra Health Services, Inc. for the year ended December 31, 1995, and the incorporation by reference of such report in Registration Statement Nos. 2-99954, 33-6920, 33-41542, 33-41543, 33-82474 and 33-60901 of Sierra Health Services, Inc. on Form S-8 and Registration Statement Nos. 33-59187 and 33-60591 of Sierra health Services, Inc. on Form S-4.



                                      BDO SEIDMAN, LLP



Los Angeles, California
March 29, 1996


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